EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

Third quarter net loss of $9.9 million
Third quarter adjusted EBITDA of $1.3 million
Dredging Backlog of $452.6 million at September 30, 2022

HOUSTON, Nov. 01, 2022 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights

  Revenue was $158.3 million in the third quarter
  Total operating loss was $9.5 million in the third quarter
  Net loss was $9.9 million in the third quarter
  Adjusted EBITDA was $1.3 million in the third quarter

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “We continue to see the effects from a significantly delayed bid market the last three quarters, which has impacted vessel utilization for 2022. In addition, the quarter was impacted by increased inflationary pressure, follow-on impact from second quarter site condition claims and some dredging project challenges. Great Lakes has delivered strong performance over the past years, we have demonstrated our ability to manage through a challenging environment and we believe the current challenging conditions will improve over the next quarters.

The bid market did start to gain momentum in the third quarter and Great Lakes was awarded $338.9 million in dredging projects and open options, ending the quarter with $452.6 million of dredging backlog, which does not include approximately $50.0 million dollars of performance obligations related to offshore wind contracts. In addition, we ended the quarter with $625.7 million in open options pending award. This indicates that the bid market is in the process of recovery from the bidding difficulties that we have seen in 2022. The Company’s awarded work represents 50.1% of the third quarter bid market.

Our new build program is on schedule, with the new hopper dredge, the Galveston Island, expected to be ready for operations in the first half of 2023 and her sister ship is expected to be ready for operations in the first half of 2025. The delivery of the Galveston Island will provide us with added capacity and the opportunity to potentially retire some of our older dredges which is expected to have a positive impact to our overall margins in the coming years. In addition, the liquified natural gas export projects that are bid but not yet awarded are getting closer to final investment decisions.

Our recently announced offshore wind award by Equinor and BP, with expected commencement in 2025, solidifies Great Lakes’ goal of participating in the U.S. offshore wind market. We presently have five additional bids tendered for other offshore wind projects, which we anticipate will add to our offshore wind backlog during 2023.

As we enter the fourth quarter, we expect results to improve as our fleet is expected to be busy this quarter and in the first quarter of 2023. We believe the fundamentals are in place for a return to a normal dredging market in 2023 and that the ongoing demand for dredging, combined with our strategy for overall improvement is a solid path to long term growth."

Quarterly Results

  Revenue was $158.3 million, a decrease of $10.3 million from the third quarter of 2021. The lower revenue in the third quarter of 2022 was due primarily to lower domestic capital project dredging and maintenance dredging revenue, offset partially by higher coastal protection project revenue.
  Gross margin percentage declined to 2.4% in the third quarter of 2022 from 21.5% in the third quarter of 2021. As mentioned previously, the third quarter of 2022 continued to be impacted by the delayed bid market, inflationary pressures, prior quarter’s site condition claims and atypical dredging project challenges. Moreover, we had multiple dredges in regulatory drydocking or not working during the quarter. With delayed project work, we have taken the opportunity to move up maintenance on some of our dredges in preparation for upcoming work, which drives up our plant expense accordingly. During this quarter, the New York finished her drydocking and the Ellis Island and Padre Island entered their drydocks in September. The Ellis Island and Padre Island are expected to return to work in the later part of the fourth quarter 2022.
  Operating loss was $9.5 million, which is a $30.9 million decrease in operating income from the prior year quarter. The decrease is a result of $32.5 million lower gross margin, offset slightly by lower general and administrative expenses compared to the prior year third quarter.
  Net loss for the quarter was $9.9 million compared to net income of $13.8 million in the prior year quarter. The decrease is a direct result of lower operating income, offset partially by lower interest expense and an income tax benefit.
  At September 30, 2022, the Company had $38.8 million in cash, total long-term debt of $321.4 million, and our $300 million revolving credit facility remains undrawn.
  At September 30, 2022, the Company had $452.6 million in dredging backlog, compared to $598.5 million in dredging backlog at September 30, 2021.
  Capital expenditures for the third quarter of 2022 were $33.7 million, which includes $11.1 million for our new scows and multicats, $8.5 million for the Galveston Island build, $8.2 million for other maintenance capital expense, $5.1 million for the second new hopper, and $0.8 million for the subsea rock installation vessel.

Market Update

In 2023, we expect to see the continuation of port deepening bids in the ports of Freeport, Sabine, Houston, Corpus Christi and additional phases of Norfolk, and Mobile. In addition, our nation’s coasts are subject to the impacts caused by climate change, more frequent severe weather events, like Hurricane Ian, and sea level rise, which can cause an increase in beach erosion and other damage that adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects.

We continue to see strong support from the Biden Administration and Congress for the dredging industry. In July 2022, the Senate passed their version of the Water Resources Development Act 2022, or WRDA. Since the House passed their version recently as well, the legislation is expected to be conferenced and signed into law before the end of 2022.

As of July 28, 2022, both the Senate and House passed their respective fiscal year 2023 U.S. Army Corps of Engineers' (the "Corps") budget proposals. The Senate’s proposal was $8.7 billion in funding and the House’s proposal was $8.9 billion. Prior to sending to President Biden for his signature, the House and Senate will meet to agree on a final amount, which will likely be another record budget for the Corps. This increased budget and the funding from the Biden Administration’s Infrastructure Bill support our expectation of a strong market entering 2023. This will be under continuing resolution until mid-December 2022.

Early last year, the administration announced the ambitious goal of 30 GW of Offshore Wind by 2030 and provided $3.0 billion in federal loan guarantees for offshore wind projects. Equinor and BP have already awarded us the rock installation contracts for the Empire Wind I and II projects, with installation windows in 2025 and 2026, which is expected to power more than 1 million homes in the State of New York.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today, November 1, 2022, where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 1, 2022 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register.vevent.com/register/BIaf179cb81e584ab596ba33265b7db30d

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/ka3fjd5a and on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of this press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein'), represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 132-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: variances in project estimates; our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; increasing costs of fleet improvements to remain competitive; equipment or mechanical failures; impacts to our facilities and suppliers from pandemics, epidemics or outbreaks of infectious disease affecting our markets; market or supply chain disruptions as a result of war or insurrection; impacts to our supply chain for procurement of new vessel build materials: our international dredging operations; instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; the impact of the COVID-19 pandemic and related responsive measures, including productivity impacts and increased expenditures; capital and operational costs due to environmental regulations or extreme weather events; market and regulatory responses to climate change; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain potential financing for the construction of new vessels, including our new offshore wind vessel and two new dredges; potential inability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2021.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Contract revenues	$158,346	$168,638	$502,123	$516,185
Gross profit	3,799	36,281	47,335	92,279
General and administrative expenses	13,292	15,167	38,716	45,713
Gain on sale of assets—net	(40)	(291)	(358)	(323)
Operating income (loss)	(9,453)	21,405	8,977	46,889
Interest expense—net	(3,551)	(4,214)	(11,000)	(17,457)
Other income (expense)	(253)	(204)	(1,778)	692
Income (loss) before income taxes	(13,257)	16,987	(3,801)	30,124
Income tax (provision) benefit	3,347	(3,181)	915	(5,399)
Net income (loss)	$(9,910)	$13,806	$(2,886)	$24,725

Basic earnings (loss) per share	$(0.15)	$0.21	$(0.04)	$0.38
Basic weighted average shares	66,111	65,691	66,010	65,535

Diluted earnings (loss) per share	$(0.15)	$0.21	$(0.04)	$0.37
Diluted weighted average shares	66,111	66,311	66,010	66,246

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Income (Loss)	$(9,910)	$13,806	$(2,886)	$24,725
Adjusted for:
Interest expense—net	3,551	4,214	11,000	17,457
Income tax provision (benefit)	(3,347)	3,181	(915)	5,399
Depreciation and amortization	11,047	10,993	33,977	31,674
Adjusted EBITDA	$1,341	$32,194	$41,176	$79,255

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2022	2021

Cash and cash equivalents	$38,833	$145,459
Total current assets	232,779	327,432
Total assets	1,003,520	997,670
Total current liabilities	147,034	154,735
Long-term debt	321,383	320,971
Total equity	396,906	398,997

Great Lakes Dredge & Dock Corporation
Revenue and Dredging Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2022	2021	2022	2021
Dredging:
Capital - U.S.	$90,574	$111,481	$281,278	$268,485
Capital - foreign	-	274	-	6,596
Coastal protection	36,934	15,945	153,970	109,208
Maintenance	26,202	35,052	58,662	117,631
Rivers & lakes	4,636	5,886	8,213	14,265
Total revenues	$158,346	$168,638	$502,123	$516,185

	As of
	September 30,	December 31,	September 30,
Dredging Backlog	2022	2021	2021
Capital - U.S.	$220,723	$398,748	$411,354
Coastal protection	86,847	99,048	139,072
Maintenance	132,479	50,966	39,155
Rivers & lakes	12,538	2,826	8,900
Dredging backlog	$452,587	$551,588	$598,481

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024